Exhibit T3B-2

FIRST AMENDMENT TO THE BYLAWS OF

ACCESS BRYANT SPC

This First Amendment to the Bylaws of Access Bryant SPC, a California Social Purpose Corporation (the “Corporation”), has been approved, ratified and adopted by the holders of a majority of the outstanding shares entitled to vote.

BE IT RESOLVED: That Sections 2.1 and 4.3 of the Corporation’s Bylaws be amended and restated in their entirety to read as follows:

2.1 General Purpose

The primary objectives and purposes of this Corporation shall be to provide general public benefit.

4.3 Fixed number of Directors

The Board of Directors shall consist of five (5) directors who shall be elected by the Corporation’s shareholders.

Except as amended by this First Amendment, the Bylaws shall remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned Secretary of the Corporation hereby certifies that this First Amendment has been duly approved by the holders of a majority of the outstanding shares entitled to vote.

/s/ Cameron Wald
Name: Cameron Wald
Title: Secretary
Date: December 2, 2020

[Signature Page to First Amendment to the Bylaws of Access Bryant SPC]